AFFILIATION AGREEMENT AND ASSET PURCHASE AGREEMENT

THIS AFFILIATION AGREEMENT AND ASSET PURCHASE AGREEMENT is entered into as of the 1st day of August, 1998, by and between Omega Orthodontics, Inc., a Delaware corporation ("OMEGA" or "Surviving Entity"), and Dennis E. Holt, D.D.S., M.S. ("Dr. Holt"), who is duly licensed to practice endodontics in the state of Oregon (the "State").

                                    RECITALS

A. OMEGA provides professional management and marketing services to orthodontic and other dental specialty practices in the United States, which services include providing practice management systems, office space, equipment, furnishings and active administrative personnel necessary for the operation of such practices, and which services are provided directly or indirectly through management service organizations.

B. Dr. Holt owns and operates an endodontic practice (the "Endodontic Practice") with offices located at 1590 N.E. Williamson Boulevard, Bend, Oregon 97701 (the "Endodontic Offices") and furnishes endodontic care to the general public. As the owner and operator of the Endodontic Practice, Dr. Holt is the owner of a leasehold interest in a lease of the Endodontic Offices, the owner of certain personal property located at the Endodontic Offices, a party to certain contracts relating to the Endodontic Practice and the beneficiary of other rights related to the Endodontic Practice.

C. OMEGA has conducted a review of the Endodontic Practice, and has reviewed the Endodontic Practice's financial statement (the "Financial Statement"), a copy of which is attached hereto as Exhibit A. Based on its review of the Endodontic
Practice and the Financial Statement, OMEGA has issued the report (the "Report"), a copy of which has been furnished to Dr. Holt. Dr. Holt has reviewed the Report and OMEGA's literature, and agrees with the Report and the concepts of OMEGA's Exceptional Practice.

D. Subject to the terms and conditions of this Agreement, OMEGA and Dr. Holt have determined that it is in the best interests of each for OMEGA to purchase from Dr. Holt certain of the assets comprising the Endodontic Practice as provided in Section 1.1 hereof.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged to the full satisfaction of the parties hereto, the parties hereto agree as follows:

ARTICLE I. ASSET PURCHASE

1.1      Purchase; Consideration and Payment.

(a) At the Closing (as hereinafter defined) and subject to the terms and conditions hereinafter set forth, Dr. Holt agrees to sell, transfer, convey, assign and deliver to OMEGA, and OMEGA agrees to purchase and acquire from Dr. Holt and take delivery of, for the consideration hereinafter provided, all of Dr. Holt's right, title and interest in and to all of the assets of the Endodontic Practice, wheresoever situated and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto (such assets and rights of Dr. Holt are collectively referred to as the "Assets"), excepting therefrom the assets listed on Schedule I to the Bill of Sale and Assignment (the "Bill of Sale") attached hereto as Exhibit D (the "Excluded Assets"), and including without limitation the following Assets:

         (1) a lease of the Endodontic Offices, including all rights and remedies (the "Lease");

         (2) all books, records, machinery and equipment used or owned by the Endodontic Practice and all other tangible and intangible personal property at or related to the Endodontic Offices, whether or not located at the Endodontic Offices, or to the Endodontic Practice conducted therein, whether or not located at the Endodontic Offices;

         (3) all Contracts (as defined below in Section 2.1);

         (4) all prepaid claims, prepaid taxes and other prepaid expense items and deferred charges, credits, advance payments, security and other deposits made by Dr. Holt to any other person relating to Endodontic Practice;

         (5) any rights of Dr. Holt pertaining to any counterclaims, set-offs or defenses he may have with respect to any of the liabilities assumed by OMEGA; and

         (6) any other rights related in any way whatsoever to the Endodontic Practice or the Endodontic Offices, excepting those assets listed on
         Schedule 1 and further excepting those rights and obligations that cannot legally or ethically be held by anyone other than a licensed dentist or endodontist under applicable laws or ethical rules;

free and clear of any liens, encumbrances, restrictions or claims of any kind (other than those liens, encumbrances, restrictions and claims expressly disclosed to OMEGA and affirmatively accepted by OMEGA prior to the Closing), without any further action on the part of any holder thereof, for an aggregate consideration (the "Consideration") of:

         (i) Two Hundred Fifty Five Thousand Four Hundred Forty One Dollars ($255,441) in cash (the "Cash Component");

         (ii) Two Hundred Ninety Three Thousand Three Hundred Thirty Five Dollars ($293,335) to be represented by a promissory note (the "Purchase Note") payable to Dr. Holt (the "Note Component") in the form attached hereto as Exhibit B; and

         (iii) Two Hundred Ninety Three Thousand Three Hundred Thirty Five Dollars ($293,335) to be represented by issuance to Dr. Holt of shares of unregistered OMEGA common stock ("OMEGA Stock") based on a value per share equal to $_____ (the average of the closing prices for OMEGA Stock on The Nasdaq SmallCap Market for each business day (Monday through Friday, not including any legal holidays) of the calendar week ending the Friday immediately preceding the effective date of this Agreement and the Management Services Agreement between Dr. Holt and OMEGA) the Closing (the "Stock Component"), which shall thereupon be issued to Dr. Holt, fully paid and nonassessable.

1.2      Adjustment; Allocation.

         (a) The Consideration is based on the value of the Assets as mutually determined by the parties from the information set forth in the Financial Statement.

         (b) The  Consideration  shall be subject to adjustments at Closing for:
         (i) prepaid and underpaid rent and other lease obligations, if the leases are to be continued after Closing, as well as for other agreed normal and customary prepaid and underpaid expenses; (ii) any accrued but unpaid salaries, bonuses and other compensation, fringe and health insurance benefits, employment or payroll taxes and related employment obligations; and (iii) any accounts payable of the Endodontic Practice which have accrued prior to the Closing and which remain unpaid as of such time (the "Accounts Payable") in excess of an amount equal to one-half (1/2) of one "Average" month of gross income from the Endodontic Practice. As used herein, Average shall mean an average of the gross income of the Endodontic Practice using the last twelve months prior to the end of the month immediately preceding the Closing.

         (c) The adjustments to the Consideration, if any, shall be applied in the following order of priority; first to the Cash Component, second, to the Note Component, and the balance, if any, to the Stock Component.

         (d) The parties hereby agree to allocate the Consideration among the Assets in accordance with Section 1060 of the Internal Revenue Code (the "Code") on the basis of the fair market value of the Assets as of the Closing, which allocation shall be reduced to writing and acknowledged by the parties hereto within thirty (30) days following the Closing. The parties agree to file timely any information that may be required to be filed pursuant to regulations promulgated under
         Section 1060(b) of the Code. The parties further agree that they shall report the federal, state, municipal, foreign and local and other tax consequences of the purchase and sale hereunder in a manner consistent with the allocation determined pursuant to this section, and that they shall not take any position inconsistent therewith in connection with any tax return, refund claim, litigation or otherwise.

1.3 Time and Place of Closing. The closing of the transactions contemplated hereby (herein called the "Closing") shall be held at 1:00pm EDT on May 1, 1998 at such place, as may be fixed by mutual agreement of the parties.

1.4 Delivery of Records, Contracts; Transfer of Accounts. At the Closing, Dr. Holt shall deliver or cause to be delivered to OMEGA:

         (a) all of the Assets, including without limitation, books, records, leases, contracts, employment agreements, non-compete agreements, commitments and rights relating to the Endodontic Practice, with such rights of transfer so as to allow OMEGA the full benefit of the same.

         (b) Evidence of malpractice insurance coverage for the current and five
         (5) prior years, and if applicable, evidence of so-called "tail" insurance for such period naming Dr. Holt (and any successor) as a co-insured or otherwise assigning to OMEGA and its successor the full benefits thereof.

         (c) any documentation necessary for the transfer of any of the Assets, including the Bill of Sale, together with any warranty or other documentation. Dr. Holt shall cooperate with OMEGA in the transfer of any utility accounts for the Endodontic Offices.

ARTICLE II.  ASSUMED LIABILITIES

2.1 Contracts For purposes of this Article II the term "Contracts" shall mean only those leases, licenses, permits, contracts, subleases, registrations, authorizations, commitments, purchase orders, contracts to purchase materials, contracts to perform or receive services (including work in process) and supplies, and all other agreements (whether written or oral) that relate to the Endodontic Practice and are set forth on Exhibit Y attached hereto.

2.2 Transfer. At the Closing, Dr. Holt shall assign and transfer to OMEGA all of Dr. Holt's right, title and interest in and to the Contracts and OMEGA shall assume and agree to perform all obligations and liabilities on the part of Dr. Holt under the Contracts accruing on and after the Closing; provided that to the extent that the assignment of any Contract is not permitted without the consent of the other party or parties to such Contract, this Agreement shall not constitute an agreement to assign such Contract if such consent is not given; and provided further that Dr. Holt and OMEGA, as appropriate, shall use all reasonable efforts to obtain such consents, it being understood that such reasonable efforts shall not include any requirement to offer or grant financial accommodations to any third party.

2.3 Assumption of Liabilities by OMEGA. At the Closing, Dr. Holt shall assign to OMEGA, and OMEGA shall assume and pay, perform and discharge, and indemnify and hold Dr. Holt harmless from and against, the following obligations and liabilities of Dr. Holt, and none other (collectively, the "Assumed Liabilities"): all obligations and liabilities on the part of Dr. Holt under the Contracts arising on and after the Closing.

2.4 No Enlargement. The assumption by OMEGA of the Assumed Liabilities shall not enlarge any rights or remedies of any third party under any Contract with Dr. Holt. OMEGA agrees to indemnify, defend and hold Dr. Holt and his employees, harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, reasonable attorneys' fees and costs) pertaining to the Assumed Liabilities.

2.5 No Other Liabilities Assumed. OMEGA and Dr. Holt intend that OMEGA shall not assume or be obligated to pay, perform or discharge any of Dr. Holt's obligations other than the Assumed Liabilities specified in Section 2.3. Except for the Assumed Liabilities specified in Section 2.3, OMEGA and Dr. Holt expressly agree OMEGA is acquiring the Assets free and clear of all liens, claims and encumbrances.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES

The Representations and Warranties of Dr. Holt in the attached Schedule 1 are hereby incorporated as if fully set forth herein. The Representations and Warranties of OMEGA in the attached Schedule 2 are hereby incorporated as if fully set forth herein. Capitalized words and expressions used in this Agreement and which are defined in said Schedules 1 and 2 shall have the same meaning as they are given therein.

ARTICLE IV.  COVENANTS OF DR. HOLT

Dr. Holt hereby covenants and agrees with OMEGA as follows:

4.1 Conduct of Business. Between the date of this Agreement and the Closing, he will do the following unless OMEGA shall otherwise consent in writing:

         (a) conduct his business only in the ordinary course, and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

         (b) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than $1,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of the Assets;

         (c) refrain from incurring any contingent or fixed obligations or liabilities except those that are usual and normal in the ordinary course of business;

         (d) refrain from offering patients discounts of five percent (5%) or more for prepayments of fees for service;

         (e) refrain from selling, assigning or otherwise transferring accounts receivable to any bank, finance company or other third party;

         (f) maintain accounts payable at levels consistent with past practices;

         (g) use his best efforts to keep available his present employees and to preserve the goodwill of all patients, suppliers, and others having business relations with him;

         (h) not commit or fail to commit any act which would cause Dr. Holt to suffer the revocation, suspension or limitation of Dr. Holt's license; and

         (i) permit OMEGA and its authorized representatives to have full access to all his properties, assets, records, tax returns, records, contracts and documents and furnish to OMEGA or its authorized representatives such financial and other information with respect to his business or properties as OMEGA may from time to time reasonably request.

4.2 Authorization from Others. Prior to the Closing, he will have used his best efforts to obtain all assignments, authorizations, consents and permits of others required to permit the consummation by Dr. Holt of the transactions contemplated by this Agreement. In the event any necessary authorizations have not been received, Dr. Holt shall inform Omega thereof and the parties shall meet and mutually resolve such issues.

4.3 Breach of Representations and Warranties. Promptly upon becoming aware of the actual, impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to them prior to the date hereof, of any of their representations and warranties contained in or referred to in this Agreement, he shall give detailed written notice thereof to and shall use his best efforts to prevent or promptly remedy the same.

4.4 Consummation of Agreement. He shall use his best efforts to perform and fulfill all conditions and obligations on his or its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

ARTICLE V.  COVENANTS OF OMEGA.

OMEGA hereby covenants and agrees with Dr. Holt as follows:

5.1 Authorization from Others.  Prior to the Closing,  it will have obtained all
authorizations,   consents  and  permits  of  others   required  to  permit  the
consummation by it of the transactions contemplated by this Agreement.

5.2 Consummation of Agreement. It shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

5.3 Breach of Representations and Warranties. Promptly upon becoming aware of the actual, impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to them prior to the date hereof, of any of their representations and warranties contained in or referred to in this Agreement, OMEGA shall give detailed written notice thereof to and shall use his best efforts to prevent or promptly remedy the same.

ARTICLE VI.  CONDITIONS TO OBLIGATIONS OF OMEGA

The obligations of OMEGA to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article VI will have been accomplished.

6.1 Representations; Warranties; Covenants. Each of the representations and warranties of Dr. Holt contained in Schedule 1 shall be true and correct as though made on and as of the Closing, and Dr. Holt shall have performed all of his obligations hereunder which by the terms hereof are to be performed on or before the Closing.

6.2 New PC. Dr. Holt shall have formed a new professional entity (the "New PC") under the laws of the State in order to commence the practice of endodontics through the New PC. Dr. Holt shall have furnished (i) a certificate of the State Secretary of State as to the legal existence and professional corporation good standing of New PC; and (ii) a copy of the resolutions adopted by the board of directors and stockholders of New PC authorizing and approving the Management Services Agreement and the Stock Put/Call Option and Successor Designation Agreement.

6.3 Other Agreements. Dr. Holt shall have executed and delivered, or shall have caused the New PC to execute and deliver, to OMEGA a Management Services Agreement and a Stock Put/Call Option and Successor Designation Agreement, each having substantially the terms and conditions of the forms hereof collectively attached hereto as Exhibit E.

6.4      [INTENTIONALLY OMITTED]

6.5 Absence of Certain Litigation. There shall not be any injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, or suit, action or other proceeding which in the reasonable opinion of counsel for OMEGA is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby.

6.6 Notices. Dr. Holt shall, at OMEGA's request and expense, notify all patients and obligors of accounts receivable, and third party payors and others designated by OMEGA of the asset purchase and the other transactions contemplated hereunder pursuant to notice in a form mutually acceptable to the parties and which is comparable in scope to the form attached hereto as Exhibit C.

6.7 Financial Condition. The financial condition of the Endodontic Practice shall not be materially adversely different from the Financial Statement, as determined by OMEGA. During the period from the date of the Financial Statement to the Closing, there shall not have been any material adverse change in the financial condition, results of operations, business or prospects of the Endodontic Practice, nor any material loss or damage to the Assets, whether or not insured, which materially affects the ability of the Endodontic Practice to conduct its business. Dr. Holt shall have delivered to OMEGA a certificate, dated the date of Closing, to the foregoing effect, and further to the effect that there are no Accounts Payable or other liabilities as of the date of Closing that are not reflected on the Financial Statement other than those which have been disclosed in writing to and accepted in writing by OMEGA and which incurred since the date of the Financial Statement in the ordinary course of business.

6.8 Due Diligence. OMEGA, acting in good faith and in its sole discretion, shall be reasonably satisfied with the results of its "Due Diligence" on Dr. Holt and the Endodontic Practice as not reflecting any data or information which individually or in the aggregate, if previously disclosed, would have indicated that there was a material adverse change in the professional status of Dr. Holt or the business of the Endodontic Practice or in the condition of the Assets or the prospects (financial or otherwise) of the Endodontic Practice from the information provided prior to the date hereof. As used herein, Due Diligence shall mean, without limitation, the results of any investigations or analyses conducted by or on behalf of OMEGA (financial or otherwise) related to, or otherwise deemed material by OMEGA, regarding Dr. Holt and the Endodontic Practice, including location of the Endodontic Offices and its demographics, the leases, the Equipment, insurance, licensing, malpractice issues, liabilities, compliance with laws and regulations and health surveys.

ARTICLE VII.  CONDITIONS TO OBLIGATIONS OF DR. HOLT

The obligations of Dr. Holt to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article VII will have been accomplished.

7.1 Representations; Warranties; Covenants. Each of the representations and warranties of OMEGA contained in Schedule 2 shall be true and correct as though made on and as of the Closing and OMEGA shall have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

7.2      [INTENTIONALLY OMITTED]

7.3 Other Agreements. OMEGA shall have executed and delivered to Dr. Holt and New PC a Management Services Agreement and a Stock Put/Call Option and Successor Designation Agreement, each having substantially the terms and conditions of the forms hereof collectively attached hereto as Exhibit E.

7.4      [INTENTIONALLY OMITTED]

7.5 Absence of Certain Litigation. There shall not be any injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, or suit, action or other proceeding which in the reasonable opinion of counsel for Dr. Holt is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby.

7.6 Financial Condition. The financial condition of OMEGA shall not be materially adversely different from the Financial Statement (10-K) filed by OMEGA with the SEC. During the period from the date of the Financial Statement (10-K) to the Closing, there shall not have been any material adverse change in the financial condition, results of operations, business or prospects of OMEGA, nor any material loss or damage to the Assets, whether or not insured, which materially affects the ability of OMEGA to conduct its business.

ARTICLE VIII.  OBLIGATIONS AFTER CLOSING.

8.1 OMEGA Exceptional Practice and the Report Suggestions.
On and after the Closing, Dr. Holt agrees to cause the New PC to implement the suggestions in the Report and the concepts of OMEGA's Exceptional Practice.

8.2 Books and Records. OMEGA shall permit Dr. Holt, his accountants and attorneys, reasonable access to such books and records for the purpose of preparing such tax returns of Dr. Holt and the Endodontic Practice as may be reasonably requested after the Closing and for other proper purposes reasonably approved by OMEGA.

8.3 License. Dr. Holt shall maintain all licenses necessary to practice endodontics in the State. Dr. Holt shall not commit or fail to commit any act which would cause Dr. Holt or the New PC to suffer the revocation, suspension or limitation of Dr. Holt's or the New PC's license.

8.4 OMEGA hereby grants to Dr. Holt appropriate "piggyback" registration rights so that in the event OMEGA registers any previously unregistered OMEGA stock OMEGA shall cause any unregistered stock held by Dr. Holt to be similarly registered.

ARTICLE IX.  INDEMNIFICATION.

9.1 Indemnification By Dr. Holt. Subject to the limitations set forth in Section 9.3, Dr. Holt agrees to defend, indemnify and hold OMEGA harmless from and against any damages, liabilities, losses and expenses (including reasonable counsel fees) of any kind or nature whatsoever which may be sustained or suffered by OMEGA based upon a breach of any representation, warranty or covenant made by Dr. Holt in this Agreement or in any exhibit, certificate, schedule or financial statement delivered hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such representations, warranties or covenants.

9.2 Indemnification By OMEGA. Subject to the limitations set forth in Section 9.3, OMEGA agrees to defend, indemnify and hold Dr. Holt harmless from and against any damages, liabilities, losses and expenses (including reasonable counsel fees) of any kind or nature whatsoever which may be sustained or suffered by Dr. Holt based upon a breach of any representation, warranty or covenant made by OMEGA in this Agreement or in any exhibit, certificate, schedule or financial statement delivered hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such representations, warranties or covenants.

9.3      Exclusions.  Notwithstanding Sections 9.1 and 9.2:

(a) no indemnification shall be payable to the extent any claim is covered by insurance; and

(b) no indemnification shall be payable with respect to claims asserted more than five (5) years after the Closing.

9.4 Notice: Defense of Claims. Prompt written notice of each claim for indemnification hereunder shall be given to the other party, specifying the amount and nature of the claim, and of any matter which in the opinion of the claimant is likely to give rise to an indemnification claim. The indemnifying party shall have the right to participate at its own expense in the defense of any such matter or its settlement. If, in the opinion of the indemnified party, its financial condition or business would not be impaired thereby, such party may authorize the indemnifying party to take over the defense of such matter so long as such defense is expeditious. Failure to give notice of a matter which may give rise to an indemnification claim shall not affect the rights of any party to collect such claim from the other party or its transferees in liquidation.

9.5 Payment of Claims; Alternative Dispute Resolution. Indemnification claims by either party shall be paid or otherwise satisfied within 30 days after notice thereof is given by the party seeking indemnification. In the event the indemnifying party indicates in a writing delivered to the other party that he or it disputes the nature or amount of the claim, in which event the dispute upon the election of any party hereto after said 30-day period shall be referred to the American Arbitration Association to be settled by alternative dispute resolution in Oregon in accordance with the commercial alternative dispute resolution rules of said Association, with the fees and expenses thereof to be borne 50% by OMEGA and 50% by the New PC and Dr. Holt.

9.6 Notwithstanding anything to the contrary contained in this Agreement, or any Schedule or Exhibit hereto, in no event shall Dr. Holt, the New PC, OMEGA, the MSO its officers, directors or employees be liable for any form of indirect, special, incidental or consequential damages, whether such damages arise in contract or tort, irrespective of fault, negligence or strict liability.

ARTICLE X.  MISCELLANEOUS.

10.1     Termination.

(a) At any time prior to the Closing, this Agreement may be terminated (i) by mutual consent of the parties with the approval of their respective board of directors or members, (ii) by either if there has been a material misrepresentation, breach of warranty or breach of covenant by the other party in its representations, warranties and covenants set forth herein, (iii) by OMEGA if the conditions stated in Article VI have not been satisfied at or prior to the Closing, or (iv) by Dr. Holt if the conditions stated in Article VII have not been satisfied at or prior to the Closing.

(b)      [INTENTIONALLY OMITTED]

10.2 Survival of Warranties and Other Obligations. All representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by either party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

10.3 Fees and Expenses. Each of the parties will bear its or his own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

10.4 Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a telegram or facsimile transmission) addressed as provided below and if either
(a) actually delivered at said address, or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested, or sent by reputable overnight courier:

                  If to Dr. Holt, to:

                  Dennis E. Holt, D.D.S., M.S.
                  1590 N.E. Williamson Boulevard
                  Bend, Oregon 97701

                  CC:

                  Kevin J. Keillor
                  747 SW Industrial Way
                  Bend, Oregon 97702

                  If to the OMEGA, to:

                  Omega Orthodontics, Inc.
                  3621 Silver Spur Lane
                  Acton, California  93510
                  Attn:   Robert Schulhof

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

10.5 Entire Agreement. This Agreement (including all exhibits or schedules appended to this Agreement and all documents delivered pursuant to the provisions of this Agreement, all of which are hereby incorporated herein by reference) together with the Management Services Agreement and the Stock Put/Call Option and Successor Designation Agreement (including all exhibits and schedules thereto), taken together, constitute the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by my party hereto, have been expressed herein or therein.

10.6 Binding Agreement, Successors. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either of the parties without the prior written consent of the other party which will not be unreasonably withheld.

10.7 Confidentiality. As used herein, "Confidential Information" means any information or data that a party has acquired from another party that is confidential or not otherwise available to the public, whether oral or written, including without limitation any analyses, computations, studies or other documents prepared from such information or data by or for the directors, officers, employees, agents or representatives of such party (collectively, the "Representatives"), but excluding information or data which (i) became available to the public other than as a result of such party's violation of this Agreement, (ii) became available to such party from a source other than the other party if that source was not bound by a confidentiality agreement with such other party and such source lawfully obtained such information or data, or
(iii) is required to be disclosed by applicable law, provided that promptly after being compelled to disclose any such information or data, the party being so compelled shall provide prompt notice thereof to the other party so that such other party may seek a protective order or other appropriate remedy. Each party covenants and agrees that it and its Representatives shall keep confidential and shall not disclose all Confidential Information, except to its Representatives and lenders who need to know such information and agree to keep it confidential. Each party shall be responsible for any breach of this provision by its Representatives. In the event that the Closing does not occur, each party will promptly return to the other all copies of such other party's Confidential Information.

10.8 Governing Law; Severability. This Agreement shall be deemed a contract made under the laws of the State of Oregon and, together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

10.9 Referrals. Nothing in this Agreement shall be construed as an offer or payment to the other party or any affiliate of the other party of any cash or other remuneration whether directly or indirectly, overtly or covertly, specifically for patient referrals or for recommending or arranging the purchase, lease or order of any item or service. The Consideration to be received upon the Closing represents the fair market value of the Assets and is not in any way related to or dependent upon referrals by and between OMEGA and Dr. Holt.

10.10 Further Assurances. Following the execution of this Agreement, Dr. Holt and OMEGA each agrees:

(a) to deliver such other instruments of title, certificates, consents, endorsements, assignments, assumptions and other documents or instruments, in form reasonably acceptable to the party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement, and the transactions contemplated herein;

(b) to confer on a regular basis with the other, report on material operational matters and promptly advise the other orally or in writing of any change or event resulting in or which, insofar as can reasonably be foreseen could result in, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; and

(c) to provide the other (or its counsel) promptly with copies of all filings made by such party with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.

10.11 Counterparts; Section Headings; Gender. This Agreement may be executed, accepted and delivered in any number of counterparts, but all counterparts shall together constitute but one and the same instrument. The underlined section headings are inserted for convenience of reference only and are not to be construed as part of this Agreement. The use of the masculine or neuter gender includes each of the other genders.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.


                                                                 D.D.S., M.S.
                                   Printed Name: Dennis E. Holt, D.D.S., M.S.



                                   OMEGA ORTHODONTICS, INC.

                                   By:
                                      Printed Name: Robert J. Schulhof
                                      Its President and Chief Executive Officer
                                      Duly Authorized

                                   Exhibit A

                              Financial Statement

[DR. HOLT PROVIDE]

                                   Exhibit B

                         NON-NEGOTIABLE PROMISSORY NOTE

$180,000                                              Acton, California
                                                      _________ ___, 1998

     FOR VALUE RECEIVED, Omega Orthodontics, Inc., a Delaware corporation ("Omega"), promises to pay to Dr. Dennis E. Holt ("Dr. Holt") at 1590 N.E. Williamson Boulevard, Bend, Oregon 97701 or other location specified by Dr. Holt in writing, One Hundred Eighty Thousand Dollars ($180,000) together with interest on any and all principal amounts, such interest to be at the rate of 8.0% per annum and payable monthly on the first day of each month, beginning with the first month following the date of this Note.

     1. Payments. Payments of principal under this Note shall be due and payable in 48 equal monthly installments, beginning on the first day of the first month following the date of this Note. In any event, the balance of principal remaining unpaid shall be due and payable on the first day of the 48th month following the date of this Note.

     Payments of interest on the outstanding principal balance of this Note shall be due and payable on the first day of each of the first 48 months following the date of this Note. Interest shall accrue in arrears and shall be computed on the basis of a 360-day year and a 30-day month.

     Both principal and interest are payable in lawful money of the United States of America.

     2. Acceleration/Events of Default. At the option of Dr. Holt, the entire unpaid principal balance hereunder with interest then outstanding shall become immediately due and payable upon the occurrence of any of the following events of default (hereinafter "Events of Default") which are not cured in accordance with the provisions of Section 3: (i) failure to pay principal when due on this Note; (ii) failure to pay any interest on this Note 30 days after payment is due; (iii) failure to perform any other covenant of Omega under this Note, and such failure continues for 60 days after written notice by the holder; and (iv) the making of an assignment for the benefit of creditors, trust mortgage or composition with creditors or other arrangement of similar import by or the commencement of any proceedings under any bankruptcy or insolvency law, now or hereafter enacted, by or against, Omega or any endorser.

     3. Omega's Right to Cure. Notwithstanding the foregoing, Omega shall at minimum have the right: (i) to cure monetary defaults hereunder or under any instrument, document or undertaking given or entered into in connection herewith within 15 calendar days after the Event of Default; and (ii) to cure non-monetary defaults hereunder or under any such instrument, document or undertaking within 30 calendar days after the Event of Default, in which event, this Note and the loan evidenced hereby shall be reinstated. The time periods provided herein for cure shall be concurrent with and not consecutive to any other grace periods which may be provided in or with respect to any obligation having the benefit of this provision.

     4. Voluntary Prepayment. Omega may prepay this Note in whole or in part at any time without penalty or premium, upon written notice to Dr. Holt.

     5. Expenses. Omega agrees to pay all expenses, including reasonable attorney's fees, which Dr. Holt may incur in effecting collection of this Note upon default or at maturity.

     6. Delays. Dr. Holt shall not, by any act, delay, omission or otherwise, be deemed to have waived any of his rights or remedies hereunder unless such waiver be in writing and signed by Dr. Holt. A delay, omission or waiver on one occasion shall not be deemed a waiver or bar on any future occasion of the same or any other right.

     7. Certain Waivers. Omega hereby (i) waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, except as specifically provided herein with respect to notices of non-monetary default;
(ii) waives all suretyship defenses; and (iii) assents to any extension or postponement of the time of payment or any other indulgence or forbearance and to the addition or release of any other party primarily or secondarily liable.

     8. Remedies. Omega hereby acknowledges and agrees that no remedy of Dr. Holt under this Note is intended to be exclusive of any other remedy, and each and every remedy given hereunder now or hereafter existing at law or in equity by statute or other provision of law may be exercised in any order or manner without waiving rights and may be exercised cumulatively.

     9. Notices. Notices to Omega shall be deemed given when delivered in hand to Omega, or one (1) day after being sent by receipted commercial, overnight courier or five (5) days after being mailed by certified mail, postage prepaid, return receipt requested, to Omega at 3621 Silver Spur Lane, Acton, California 93510 or other address of which Omega shall have notified Dr. Holt in writing.

     10. Governing Law. This Note shall be deemed to be a Oregon instrument, and all rights and obligations hereunder shall be governed by the laws of the State of Oregon

INTENTIONALLY LEFT BLANK

         This instrument has been duly executed by an officer of Omega duly authorized, and shall take effect upon the date and year first above written.


WITNESS:                                    OMEGA ORTHODONTICS, INC.


________________________                    By:_________________________
                                               Robert J. Schulhof,
                                               President

                                   Exhibit C

                                     Notice

                                                     __________________, 1998

[Name and address
of  Patient/Account Debtor/Third Party Payors/Others]

Re:      Dr. Dennis E. Holt, D.D.S., M.S.

Ladies and Gentlemen:

         I am pleased to inform you that my practice has become affiliated with Omega Orthodontics, Inc., a nationwide dental specialty practice management company. My affiliation with Omega affords me the opportunity to provide my patients with professional billing, collection and other management systems, thereby permitting me to continue to focus on providing quality endodontic care.

         Commencing immediately and until further notice from Omega and myself, I direct you to pay all amounts owing and payable to Dennis E. Holt, D.D.S., M.S. and [Insert Name of New PC] in the manner and to the place specified in any notice Omega sends to you. In addition, I consent to the provisions of any such notice from Omega to you.

         Thank you for your cooperation; should you have any questions, please contact the undersigned.

Very truly yours,


---------------------------
Dennis E. Holt, D.D.S., M.S.

[Insert Name of New PC]


By _________________________
     Dennis E. Holt, D.D.S., M.S.
     President

                                    Exhibit D

                           BILL OF SALE AND ASSIGNMENT

         The undersigned, Dennis E. Holt, D.D.S., M.S. ("Dr. Holt") for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby sells, assigns, transfers, delivers and conveys to Omega Orthodontics, Inc., a Delaware corporation, having a usual place of business in Acton, California ("OMEGA"), all of his right, title and interest in and to all of the assets of the endodontic practice operated by Dr. Holt (the "Endodontic Practice") at 1590 N.E. Williamson Boulevard, Bend, Oregon 97701, wheresoever situated and whether or not specifically referred to herein (such assets and rights of Dr. Holt are collectively referred to as the "Assets"), excepting therefrom the assets listed on Schedule I (the "Excluded Assets"), attached hereto and made a part hereof, and including without limitation, the following
Assets:

         (a) a lease at 1590 N.E. Williamson Boulevard, Bend, Oregon 97701 (the "Endodontic Offices"), including all rights and remedies (the "Lease");

         (b) all books, records, machinery and equipment ("Equipment"), used or owned by the Endodontic Practice, and all other tangible and intangible personal property at or related to the Endodontic Offices, whether or not located at the Endodontic Offices, or to the Endodontic Practice conducted therein, whether or not located at the Endodontic Offices

         (c) all leases, licenses, permits, contracts, subleases, registrations, authorizations, commitments, purchase orders, contracts to purchase materials, contracts to perform or receive services (including work in process) and supplies, and all other agreements (whether written or oral) relating to the Endodontic Practice listed on the attached Exhibit Y (the "Contracts");

         (d) all prepaid claims, prepaid taxes and other prepaid expense items and deferred charges, credits, advance payments, security and other deposits made by Dr. Holt to any other person relating to the Endodontic Practice;

         (e) any rights of Dr. Holt pertaining to any counterclaims, set-offs or defenses he may have with respect to any of the liabilities assumed by OMEGA; and

         (f) any other rights related in any way whatsoever to the Endodontic Practice or the Endodontic Offices, excepting those assets listed on Schedule 1 and further excepting those rights and obligations that cannot legally or ethically be held by anyone other than a licensed dentist or endodontist under applicable laws or ethical rules.

         Dr. Holt represents that he has good and marketable title in fee simple to all of the Assets, free of liens and encumbrances. All of the Assets are in good repair, have been well maintained, substantially conform with all applicable ordinances, regulations and zoning or other laws. The Equipment is in good working order.

         OMEGA assumes and agrees to pay, perform and discharge, and indemnify and hold Dr. Holt harmless from and against, the following obligations and liabilities of Dr. Holt, and none other: (a) obligations and liabilities under the Lease and the Contracts arising on and after the Closing and any and all claims, liabilities, losses, costs, damages or expenses (including reasonable attorneys' fees and expenses) resulting from or arising out of ownership of the Assets or the operation and maintenance of the Endodontic Practice, or caused by or occurring upon the Assets, on and after the Closing (the "Assumed Liabilities").

         The assumption by OMEGA of the Assumed Liabilities shall not enlarge any rights or remedies of any third party under any Contract with Dr. Holt. OMEGA agrees to indemnify, defend and hold Dr. Holt and his employees, harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, reasonable attorneys' fees and costs) pertaining to the Assumed Liabilities.

         OMEGA and Dr. Holt intend that OMEGA shall not assume or be obligated to pay, perform or discharge any of Dr. Holt's obligations other than the Assumed Liabilities. Except for the Assumed Liabilities, OMEGA and Dr. Holt expressly agree that OMEGA is acquiring the Assets free and clear of all liens, claims and encumbrances.

         This Bill of Sale and Assignment is executed and delivered in connection with the Affiliation Agreement and Asset Purchase Agreement entered into by and between Dr. Holt and OMEGA dated as of __________ ___, 1998.

         WITNESS the execution under seal as of this ____ day of _________, 1998.


                                       ---------------------------
                                       Dennis E. Holt, D.D.S., M.S.

Schedule I

Excluded Assets

1.  Don Zylius Watercolors and Prints
2.  Antique Lenzkirch Clock
3.  Personal Property of Non-Dental Nature

Exhibit Y

List of Contracts

1.     Loan for Dental Equipment
       a.  #50049326 (Bank of the Cascades)            80,000
           (Balance May 5, 1998)                       41,070
           (Balance May 5, 1998)                       25,000 new loan*

                    Total                              66,070

2.     Lease of Diginal X-ray
       a.  #9702530-701
       b.  #9702530-702

           Affiliated Capital Corp.
           707 Skokie Blvd.
           Northbrook, Ill. 60062

3.     Yellow Pages                                    40/mo.

4.     Laundry                                         200/mo.

5.     Janitorial (Dawn Spencer)                       340/mo.

6.     Seasonal Expenditures
       a.  Snowplowing (Jack Fields)                   variable
       b.  High Desert Landscaping                     200/300 mo.

7.     Postage Meter Rental                            250/yr.

8.     East Cascade Security System                    250/yr.

9.     Building Insurance                              1747/yr.
       A.  DBC (Dentists Benefits Corp)
       B.  DBC (overhead)                              460/yr.

10.    U.S. Satellite Broadcasting                     848/yr.

11.    Lease for Office Building at 1590 N.E. Williamson Blvd., Bend, OR

* Currently held in account to pay for Dell Computer, Professional Business Systems software, painting, rock work and roof repair.

Exhibit E

Draft Management Services Agreement and
Stock Put/Call Option and Successor Designation Agreement

Executed copies of even date herewith have been delivered to the parties.

Schedule 1

Representations and Warranties of
Dr. Holt to OMEGA

         Dr. Holt hereby represents and warrants to OMEGA as follows:

     1. The Endodontic Practice. The Assets of the Endodontic Practice are owned 100% by Dr. Holt. Dr. Holt has the full power to conduct business as currently conducted by the Endodontic Practice and to own and lease the property he purports to own.

     2. Authorization of Transaction. All necessary action has been taken by Dr. Holt to authorize the execution of this Agreement by Dr. Holt, and the delivery and performance of this Agreement and the transactions contemplated hereby, and this Agreement is the valid and binding obligation of Dr. Holt, enforceable against Dr. Holt in accordance with its terms.

     3. Present  Compliance with  Obligations  and Laws.  Except as disclosed on
Exhibit X attached to this Schedule, there is not: (a) a default in the performance of any obligation, agreement or condition of any debt instrument from Dr. Holt which (with or without the passage of time or the giving of notice) affords to any person the right to accelerate any material indebtedness or terminate any right; (b) a default of or breach of (with or without the passage of time or the giving of notice) any other contract to which Dr. Holt is a party or by which he or the Assets are bound; or (c) any violation of any law, regulation, administrative order or judicial order applicable to Dr. Holt, the Endodontic Practice or the Assets.

     4. No Conflict of Transaction with Obligations and Laws.

     (a) Neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (i) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which Dr. Holt is a party, or give any person the right to accelerate any indebtedness or terminate any right; (ii) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which Dr. Holt is a party or by which he or the Assets are bound; or (iii) result in a violation of any law, regulation, administrative order or judicial order applicable to Dr. Holt, the Endodontic Practice or the Assets.

     (b) Except as disclosed on the attached Exhibit X to this Schedule, the execution, delivery and performance of this Agreement and the transactions contemplated hereby by Dr. Holt do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any governmental authority.

     5. Investigations and Licenses.

     (a) Dr. Holt has all necessary licenses to practice endodontics in the State.

     (b) Dr. Holt is not subject to any investigation, whether threatened, current or pending, under which Dr. Holt may be required to forfeit or suffer the revocation, suspension or limitation of Dr. Holt's license to practice endodontics and Dr. Holt is not subject to any investigation, whether threatened, current or pending by a commercial third-party payor.

     6. Financial Statement. Attached as Exhibit A to the Agreement is the Financial Statement of the Endodontic Practice. To the best knowledge of Dr. Holt, the Financial Statement is complete and correct and fairly presents in all material respects the financial position of the Endodontic Practice as at the date of such statement and the results of its operations for the period then ended, in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby for the periods covered thereby.

     7. Property; Liens; Condition.

     (a) Except as set forth on Exhibit X to this Schedule, Dr. Holt has good and marketable title to all of the Assets, including without limitation, all personal property, machinery and equipment used or owned by the Endodontic Practice (the "Equipment"), free of liens and encumbrances (the "Property"). All the Property owned or leased by Dr. Holt is in good repair, has been well maintained, substantially conforms with all applicable ordinances, regulations and zoning or other laws. The Equipment is in good working order.

     (b) No other practice or person owns any of the assets necessary for the operation of the Endodontic Practice. The Endodontic Practice does not operate any of its practice through any other entities or persons.

     9. Payment of Taxes. Dr. Holt has filed all federal, state and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed and has paid all taxes owing except taxes which have not yet accrued or otherwise become due for which adequate provision has been made in the Financial Statement. All transfer, excise or other taxes payable by reason of the purchase of the Assets pursuant to this Agreement shall be paid or provided for by Dr. Holt after the Closing out of the Consideration to be received upon consummation of this Agreement.

     10. Absence of Undisclosed Liabilities and Changes.

     (a) As of the date of the Financial Statement, to the best knowledge of Dr. Holt, Dr. Holt had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due) relating to the Endodontic Practice, except
(i) liabilities stated or adequately reserved against on the Financial Statement, (ii) liabilities not in excess of $5,000 arising in the ordinary course of business since the date of the Financial Statement, and (iii) liabilities disclosed in Exhibit X to this Schedule. To the best knowledge of Dr. Holt there is no fact which materially adversely affects, or may in the future (so far as can now be reasonably foreseen) materially adversely affect, the business, properties, operations or condition of the Endodontic Practice which has not been specifically disclosed herein or in Exhibit X to this Schedule.

     (b) Except as disclosed in Exhibit X to this Schedule, since the date of the Financial Statement there has not been:

                  (i) any change in the financial condition, properties, assets, liabilities, business or operations of Dr. Holt or the Endodontic Practice, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to Dr. Holt or the Endodontic Practice;

                  (ii) any mortgage, encumbrance or lien placed on any of the Property, or the property subject to any lease, or which remains in existence on the date hereof or at the time of Closing; or

                  (iii) any obligation or liability incurred by Dr. Holt relating to the Endodontic Practice other than obligations and liabilities incurred in the ordinary course of business and disclosed on Exhibit X attached to this Schedule.

     11. Litigation. Except for matters described on Exhibit X to this Schedule, there is no action, suit, claim, proceeding or investigation pending or, to the knowledge of Dr. Holt, threatened against the Endodontic Practice or Dr. Holt, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or governmental inquiry pending or, to the knowledge of Dr. Holt, threatened against or involving Dr. Holt or the Endodontic Practice, and to the best the knowledge of Dr. Holt, there is no basis for any of the foregoing, and there are no outstanding court orders, court decrees, or court stipulations to which the Endodontic Practice or Dr. Holt is a party which question this Agreement or affect the transactions contemplated hereby, or which will result in any materially adverse change in the business, properties, operations, prospects, assets or in the condition, financial or otherwise, of Dr. Holt or the Endodontic Practice.

     12. Insurance. Dr. Holt has possessed occurrence professional liability coverage for the five (5) years prior to the date of this Agreement protecting the Endodontic Practice and Dr. Holt from any professional malpractice liability that might arise because of the Endodontic Practice's or Dr. Holt's practice activities over the preceding five (5) years. Prior to the Closing, the New PC shall have obtained and shall continue to maintain, at its cost, Occurrence
Medical Malpractice Liability Insurance for Dr. Holt and the New PC. The Endodontic Practice possesses adequate insurance coverage for its Property.

                                    EXHIBIT X

                        Exceptions to Representations and
                            Warranties of Dr. Holt to
                                      OMEGA

DR. HOLT AND COUNSEL PROVIDE, IF ANY

None.

Schedule 2

Representations and Warranties of
OMEGA to Dr. Holt

         OMEGA hereby represents and warrants to Dr. Holt as follows:

     1. Organization of OMEGA. That it is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

     2. Authorization of Transaction. All necessary action, corporate or otherwise, has been taken by it to authorize the execution, delivery and performance of this Agreement, and this Agreement is a valid and binding obligation of it enforceable against it in accordance with its terms, subject to laws of general application affecting creditor's rights generally.

     3. Litigation. There is no litigation pending or, to its knowledge, threatened against it which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

     4. No Conflict of Transaction with Obligations and Laws.

         (a) Neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (i) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which OMEGA is a party, or give any person the right to accelerate any indebtedness or terminate any right;
(ii) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which OMEGA is a party or by which its Assets are bound; or (iii) result in a violation of any law, regulation, administrative order or judicial order applicable to OMEGA.

     5. Financial Statement. Attached as Exhibit AA to the Agreement is the Financial Statement (10-K) of OMEGA. To the best knowledge of OMEGA, the Financial Statement is complete and correct and fairly presents in all material respects the financial position of OMEGA as at the date of such statement and the results of its operations for the period then ended, in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby for the periods covered thereby.

     6. Absence of Undisclosed  Liabilities and Changes.  Except as disclosed in
Exhibit X to this Schedule, since the date of the Financial Statement (10-K) there has not been any change in the financial condition, properties, assets, liabilities, business or operations of OMEGA, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to OMEGA;

     7. Litigation. Except for matters described on Exhibit X to this Schedule, there is no action, suit, claim, proceeding or investigation pending or, to the knowledge of OMEGA, threatened against OMEGA, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or governmental inquiry pending or, to the knowledge of OMEGA, threatened against or involving OMEGA, and there is no basis for any of the foregoing, and there are no outstanding court orders, court decrees, or court stipulations to which OMEGA is a party which question this Agreement or affect the transactions contemplated hereby, or which will result in any materially adverse change in the business, properties, operations, prospects, assets or in the condition, financial or otherwise, of OMEGA.